EXHIBIT 4 (b) (xxiv)
EXECUTIVE SERVICE AGREEMENT
THIS EXECUTIVE SERVICE AGREEMENT
BETWEEN
(1)Lloyds Bank plc (the “Employer”) whose registered office is at 25 Gresham Street, London EC2V 7HN; and
(2)Charlie Nunn (the “Executive”).
IT IS AGREED as follows:
1Appointment Term
Appointment
1.1The Employer shall employ the Executive as Group Chief Executive of Lloyds Banking Group plc and Lloyds Bank plc or in such other executive capacity as the Employer may from time to time reasonably require (the “Employment”).
1.2The Executive’s role is as described in the Executive’s Role Profile. The Executive’s Role Profile is non-contractual and may be amended or replaced by the Employer from time to time provided always that any changes to his duties and responsibilities will be commensurate with the Executive’s role as Group Chief Executive and shall be notified to him in writing. As at the date of this Agreement, the Executive’s role is a “senior management function” under the Financial Services and Markets Act 2000 (“Senior Management Function”) and will be subject to the Senior Managers and Certification Regime (“SMCR”). Subject to regulatory approval, the Executive will from the Commencement Date be Group Chief Executive and a director of Lloyds Banking Group plc, Lloyds Bank plc, Bank of Scotland plc and HBOS plc. He will discharge the following functions under SMCR: Chief Executive (SMF1) of Lloyds Bank plc and Bank of Scotland plc and SMF7 for Lloyds Bank Corporate Markets plc, Lloyds Bank General Insurance Limited, Scottish Widows Limited and St Andrew’s Insurance Plc.
1.3This Agreement (including the Appendix and the Addendum) constitutes the contract of employment.
1.4    This Agreement is intended by the Employer to be a statement in writing of the terms of the Executive’s employment under section 1 of the Employment Rights Act 1996.
Warranties given by the Executive
1.5By entering into this Agreement, the Executive warrants and represents that:
1.5.1from the Commencement Date the Executive will not be prevented from taking up the Employment under this Agreement by any obligation or duty owed to any third party, whether contractual or otherwise;
1.5.2the Executive is entitled to work in the United Kingdom and will notify the Employer immediately if he ceases to be so entitled during the employment;
1.5.3the Executive has been provided with a copy of the Executive’s Role Profile which the Employer expects to be in place as at the Commencement Date;
1.5.4the Executive reasonably believes that he is fit and proper to perform the functions and responsibilities outlined in the Executive’s Role Profile in place from time to time and has fairly disclosed all matters within the Executive’s knowledge which may or would affect the Employer’s assessment of his fitness and propriety to perform the functions and responsibilities outlined in the Executive’s Role Profile in place from time to time.
Term
1.6Subject to satisfaction of the Conditions set out in the Offer Letter and to Clause 1.7 below, the Employment shall begin on a date to be mutually agreed being a date no later than 29 November 2021 (the “Commencement Date”) and shall continue until terminated:
1.6.1by not less than 12 months’ notice in writing given by the Employer to the Executive; or
1.6.2by not less than 6 months’ notice in writing given by the Executive to the Employer; or
1.6.3under a provision set out in Clause 12.
1.7In the event that the Employment commences before satisfaction of all the Conditions set out in the Offer Letter, and any outstanding Condition is not satisfied within a reasonable period of the Commencement Date (as determined by the Employer in its sole and absolute discretion) the Employer may terminate the Employment on one week’s notice in writing without payment of any compensation or damages. Prior to exercising such termination right, the Employer will give the Executive a reasonable opportunity to satisfy any outstanding condition if and to the extent that the Employer believes that the Condition is capable of satisfaction.
1.8There is no previous service which is deemed continuous with this Employment.
2Duties of the Executive
General Duties
2.1The Executive will during the Employment:
2.1.1devote their whole time, attention and skill to the Employment during normal office hours and during such other times as may reasonably be required for the effective performance of the duties under this Agreement;
2.1.2properly perform the duties set out in this Agreement and/or as may from time to time be assigned by the Employer (provided always that any duties that are assigned to the Executive will be commensurate with his role as Group Chief Executive) and properly exercise any powers conferred by this Agreement;
2.1.3perform duties for any other Group Company during the Executive’s working time as required by the Employer for the effective performance of the duties under this Agreement. The Employer will remain responsible for the payments and benefits the Executive is entitled to receive under this Agreement;
2.1.4accept any offices or directorships as reasonably required by the Employer;
2.1.5comply with all rules, requirements, regulations, policies and codes issued by the Employer or any other Group Company that apply to the Employment;
2.1.6keep the Board promptly informed of any conflict of interest to which the Executive is or may become subject;
2.1.7keep the Board informed about the conduct of the Executive’s duties from time to time and the Executive’s plans for the future performance of those duties, reporting in such manner and at such intervals as the Board, acting reasonably, requires from time to time;
2.1.8comply with any policy directions or reasonable other directions issued by the Employer;
2.1.9abide by any statutory, fiduciary or common law duties to any Group Company of which the Executive is a director;
2.1.10use best endeavours to promote the interests and reputation of every Group Company; and
2.1.11keep the Employer advised of the Executive’s current UK residential address.
Regulatory Duties
2.2Without prejudice to any other duties or responsibilities, the Executive must comply with any relevant Regulatory Handbooks and with all rules, requirements, regulations and codes, as amended or replaced from time to time, imposed or recommended by any industry or regulatory body (including, but not limited to, the UK Listing Authority, the Financial Reporting Council, the PRA and FCA) that apply to the Employment. Such rules will include such Conduct Rules that apply by law or are notified to the Executive from time to time and if the Executive’s role is a Senior Management Function or a Certified Function, he must comply with those regulatory duties set out in the Appendix to this Agreement.
The Employer will continually monitor the Executive’s performance and suitability to act in their role within the rules of the Group and the Group’s regulators. This will include an annual review of the Executive’s financial standing. For this purpose, the Executive must bring to the Employer’s notice any County Court Judgments or decrees against them or other similar financial difficulties they may be experiencing. By entering into this Agreement, the Executive acknowledges that the Employer will from time to time undertake background checks (including Disclosure and Barring Service checks or equivalent checks under overseas legislation) on them. The Executive’s continuation in role is conditional upon completion of such checks to the reasonable satisfaction of the Employer.
It is a condition of the Employment that the Executive fully meets the training requirements of the Group and the FCA and/or PRA (as applicable).
The Executive should be aware that failure to comply with the regulatory requirements of their role may result in disciplinary action by either or both the Employer and its regulators, and/or an inability for the Executive to continue in the Employment.
The FCA and the Financial Ombudsman Service will, when necessary, investigate customer complaints in relation to products or services provided by the Group. The Executive will be required to assist in any such investigation of any business in which he may have been involved and to provide a written report of the advice given, even after termination of the Employment. The FCA requires the Group to keep records of customer complaints and to provide details of these when giving employment references.
FSMA Approval
2.3During the period of this Agreement the Executive will not do anything which could cause the Executive to be disqualified from continuing to act as a director of any Group Company or cease to hold any FSMA Approval in respect of the Employment.
The FCA and/or PRA will require notification of changes to the Executive’s title, name, address, nationality, passport number, national insurance number and job title, as well as any information which would reasonably be material to their assessment of the Executive’s fitness and propriety. It is a condition of the Employment that the Executive promptly notifies the Group’s People Function of any changes to such details.
Delegation of duties
2.4The Executive may delegate responsibilities, provided always that the Executive delegates the responsibilities to an appropriate person. Where the Executive delegates any of his responsibilities, the Executive must supervise the delegate on a continued basis to ensure that the responsibilities are discharged in an effective and compliant manner by the delegate.
Disclosure of Wrongdoing
2.5The Executive acknowledges and agrees that the Employer is required to report to its regulators any actual or suspected breach of the Conduct Rules and/or any wrongdoing within the Executive’s knowledge. The Executive will promptly disclose to the Board full details of any wrongdoing by any employee or director of any Group Company (including by the Executive) where that wrongdoing is within the Executive’s knowledge and is material to that employee’s employment by the relevant company (including their fitness and propriety) or to the interests or reputation of any Group Company.
Interests of the Executive
2.6By entering into this Agreement the Executive confirms that he has disclosed, and will continue to disclose as necessary during the Employment, in writing to the Employer any interests he holds (for example, shareholdings or directorships) or activities he undertakes, whether or not of a commercial or business nature (except interests in any Group Company). The Employer may, as a condition to the commencement or continuation of the Employment require the Executive to dispose of or otherwise relinquish any such interest or activity which it reasonably believes might give rise to a conflict of interest or interfere with the performance of the Executive’s duties under the Employment.
Other interests
2.7During the Employment (including any Garden Leave Period) the Executive will not be directly or indirectly engaged or concerned in the conduct of any activity of a commercial or business nature nor assume or acquire any interest of the type referred to in Clause 2.6 above except as a representative of the Employer, in accordance with the Group’s Conflict of Interest Policy from time to time or with the written consent of the Board.
There is a regulatory limit on the number of directorships which executive directors of the Group may hold. The Executive must not hold more than one executive directorship (and for these purposes multiple directorships of Group Companies count as one executive directorship) and two non-executive directorships during the Employment (including any Garden Leave Period). Subject to this limit, if the Executive would like to accept a non-executive directorship in addition to any which may have been disclosed in accordance with Clause 2.6 above and approved by the Group, then reference should be made to the “Manual for Group and Ring Fenced Bank Board Members” for further guidance. The latest version of the manual can be obtained from the Group Company Secretary or the Corporate Governance Director, who will also be able to provide further guidance on additional directorships.
2.8The Executive will (and will use best endeavours to ensure that the Executive’s spouse and any dependents) comply with all rules of law, including Part V of the Criminal Justice Act 1993, the Model Code appended to Chapter 9 of the Listing Rules of the UK Listing Authority, the FCA Market Abuse Regulations and all other rules, policies or codes applicable to the Employer or the Executive from time to time in relation to the holding or trading of securities, including in relation to the disclosure of inside information (in each case as amended or replaced from time to time).
2.9The Executive will not, directly or indirectly, receive any benefit from any person having or seeking to have business transactions with any Group Company (other than reasonable corporate hospitality and seasonal or occasional gifts of limited value which have been recorded in the appropriate internal register).
Medical Examination
2.10At any time during the Employment the Employer may require the Executive to undergo a medical examination by a medical practitioner appointed by the Employer. The Executive authorises that medical practitioner to disclose to the Employer any report or test results prepared or obtained as a result of that examination and to discuss with it any matters arising out of the examination which are relevant to the Employment or which might prevent the Executive properly performing the duties of the Employment.
Location
2.11The Executive will work in Central London or anywhere else within the United Kingdom required by the Employer upon reasonable notice. The Executive shall travel to such places within or outside the United Kingdom as the Employer may specify.
Hours of Work
2.12The Employer’s normal business hours are 9am to 5pm Monday to Friday inclusive with a daily lunch break. It may be necessary for the Executive to work hours in excess of the Employer’s normal business hours in order to perform the Executive’s duties of the Employment to the satisfaction of the Employer. The Executive shall not be entitled to receive any further remuneration for any additional hours worked.
The parties agree that the nature of the Executive’s position is such that the Executive’s working time cannot be measured and, accordingly, that the Executive’s appointment falls within the scope of Regulation 20(1) of the Working Time Regulations 1998 (the “Regulations”). In the event that Regulation 20(1) does not apply to the Employment, the Executive agrees that the limit in Regulation 4(1) of the Regulations shall not apply to the Executive and that the Executive’s working time may therefore exceed an average of 48 hours for each seven day period in the applicable reference period. The Executive is entitled to withdraw agreement at any time by giving 3 months’ prior written notice to the Employer.
3Remuneration
3.1During the Employment the Employer will pay the Executive a salary of £1,125,000 per annum or such increased salary as may be notified to the Executive from time to time. Salary will accrue from day to day and will be paid in 12 equal monthly instalments on or about the 20th day of each month less any deductions for income tax and employee’s national insurance contributions. The Executive shall maintain a bank account with a Group Company into which the Executive’s salary shall be paid.
3.2The salary referred to in Clause 3.1 above includes director’s fees from the Group Companies and any other companies in which the Executive is required to accept a directorship under the terms of this Employment. To achieve this:
3.2.1the Executive will repay any fees he receives to the Employer; or

3.2.2the Executive’s salary will be reduced by the amount of those fees; or
3.2.3a combination of the methods set out in Clauses 3.2.1 and 3.2.2 above will be applied.
3.3The Executive will be paid such short-term incentive arrangement at such times and subject to such conditions as the Employer in its sole and absolute discretion may from time to time determine. Payment of such a bonus or award or participation in such scheme is not a contractual entitlement1.
3.4The Executive will be eligible to participate in any all-employee share schemes or other benefits provided to all employees, or to be considered for participation in any discretionary scheme, operated or offered by the Employer or any Group Company from time to time in accordance with the relevant rules (including, without limitation, any rules as to eligibility) and any requirement as to shareholder approval.
3.5The Executive acknowledges that (except for any specific awards or entitlements notified to the Executive individually or by a general notice to staff) participation in any bonus, share option, share incentive or other employee benefit plan, scheme or arrangement (“Plan”) is not a contractual entitlement and on termination of the Employment the Executive will have no right to compensation or otherwise against the Employer or any other Group Company by reason of no longer being able to participate in any such Plan. The Executive’s entitlements, if any, under any Plan on termination of employment will be determined by the Remuneration Committee in accordance with Remuneration Policy2.
3.6The Executive hereby consents to the deduction from the Executive’s salary or bonus or any other sums due by way of fixed or variable pay of any sums owing by the Executive to the Employer or the Group or the value of Group assets in the Executive’s possession. For the avoidance of doubt, any and all remuneration or benefits provided by virtue of this Agreement shall be subject to such deductions for tax and employee’s national insurance as the Employer is required to make by law or the tax and/or national insurance authorities.
Performance Adjustment
3.7Any variable remuneration payable to the Executive in connection with the Employment (in whatever form and whether awarded before or after the date of this Agreement) is subject to Group policy as amended from time to time dealing with performance adjustment. (For these purposes “policy” includes any requirement imposed on the Group by any rules or regulation including Rule 15A of the PRA Rulebook (as amended or updated from time to time.) Performance adjustment may be dealt with in specific provisions of any plan rules relating to the variable remuneration, in specific award documentation or set out in any applicable policy from time to time. The plan rules, award documents or policy may give the Group the right, in certain circumstances, to defer vesting and release of any unvested variable remuneration (freezing), reduce any variable remuneration prior to award, payment or vesting (malus), and/or may allow the Group to require repayment of payments already made to the Executive and/or the surrender of shares or other benefits provided (clawback). In the case of clawback, this may also be dealt with by way of deduction from any variable remuneration due to the Executive in the future (including, but not limited to, future bonus awards or incentives awards, whether in cash or shares). By entering into this Agreement, the Executive agrees to the operation of such performance adjustment and, in particular, consents to such repayment, surrender and deduction in respect of clawback.
Remuneration Policy matters
1     At the date of this Agreement the Deferred Bonus Plan Rules 2008 is the applicable short-term incentive plan.
2    At the date of this Agreement the Long Term Share Plan is the applicable long-term incentive plan.

3.8Any payments or awards offered or made to the Executive under this Agreement are and remain subject to any law, regulation or regulatory guidance from time to time applicable, and the Remuneration Policy. The Company is only authorised to make payments or awards to the Executive which are within the terms of the Remuneration Policy. Any other payment or award shall require the express approval of the shareholders of Lloyds Banking Group plc. For the avoidance of doubt, no Group Company shall be under any obligation to seek shareholder approval for any payment or award which is not permitted by the Remuneration Policy.
3.1The Executive acknowledges that under the Remuneration Policy the Remuneration Committee retains discretion in relation to a variety of matters, including but not limited to assessment of performance (including threshold performance and determining and adjusting ultimate payout levels). By entering into this Agreement, the Executive agrees to the operation of such discretions in accordance with their terms, including where such discretions may be inconsistent with the terms of any applicable Plan or award.
4Pension and Other Benefits
4.1Pension
The Executive shall be eligible to participate in Your Tomorrow (the “Scheme”) (or such other registered pension scheme as may be established by the Employer to replace the Scheme) and will be automatically included in the Scheme on joining the Employer. The Executive may be provided with a booklet or other document summarising the terms of the Scheme and should note that these provide a summary only and do not confer any entitlement. The Executive’s membership of the Scheme, including the contributions payable by and on behalf of the Executive, will be subject to and in accordance with the terms of its governing documentation in force from time to time (including, in particular, to the rights of any person to amend or terminate the Scheme) except that:
4.1.1subject to 4.1.2 below, employer contributions to the Scheme in respect of the Executive will be at the rate of 15% of the Executive’s basic salary referred to in Clause 3.1 above from time to time;
4.1.2the Executive must contribute to the Scheme at the rate of at least 3% of the Executive’s basic salary referred to in Clause 3.1 above from time to time, or such other amount as agreed in writing by the Employer; and
4.1.3any provisions under the Scheme’s governing documentation for the Employer to pay contributions to the Scheme linked to the level of contributions paid by or on behalf of a member will not apply to the Executive.
The Executive will have the right to opt out of the Scheme (subject to the terms of the Scheme's governing documentation and to any statutory duty of the Employer to periodically re-enrol the Executive). If the Executive opts out, the Employer will pay the Executive an amount equal to 15% of the basic salary referred to in Clause 3.1 above from time to time as a non-pensionable cash supplement. The Employer may also at its option permit the Executive to opt for contributions to be paid to the Scheme at a rate less than 15% of the basic salary referred to in Clause 3.1 with the balance of this amount being paid as a non-pensionable cash supplement. The Employer may impose restrictions including, without limitation, a minimum amount which must be paid as pension contributions. The Employer may also at its option deduct from the non-pensionable cash supplement payable to the Executive any tax and employee’s national insurance payable by the Employer on the cash supplement. The non-pensionable cash supplement will cease to be payable during any period in respect of which the Executive is receiving the full Employer contribution to the Scheme (through re-joining or being re-enrolled in the Scheme).
The contribution or non-pensionable cash supplement paid by the Employer will not be taken into account for the purposes of calculating any short or long term incentive award or other such payments as provided for in Clause 3 above and may not be included in other payments made by the Employer , for example, maternity pay.
4.2Salary sacrifice arrangements
The Employer operates a salary sacrifice arrangement. Under this arrangement some or all of the Executive’s pension contributions payable to the Scheme from time to time (which may at the Employer’s discretion include both regular or mandatory contributions or voluntary contributions) will be paid on the Executive’s behalf by the Employer in return for a reduction in the Executive’s salary (although it does not affect the Executive’s other pay-related benefits or calculations).  By signing and/or entering into this Agreement the Executive has agreed to this reduction.  The Executive is therefore automatically a member of the salary sacrifice arrangement unless the Executive is automatically opted out under the terms of the salary sacrifice arrangement, chooses to opt out as permitted under the terms of the arrangement, or is in receipt of a non-pensionable cash supplement in lieu of all or part of the contributions to be paid to the Scheme. The Employer reserves the right to amend or withdraw the salary sacrifice arrangement.
For any period in which the Executive is not a member of the salary sacrifice arrangement, the Executive’s pension contributions to the Scheme will be deducted from the Executive’s salary and paid to the Scheme by the Employer.
4.3Rights of the Employer
The Employer shall be entitled at any time to terminate or vary the Scheme or the Executive’s membership of it.
4.4Life Cover
The Executive will be eligible to participate in the Employer’s life assurance arrangements subject to and in accordance with such terms as are from time to time in place.
The amount of life assurance cover (“Life Cover”) in the event of the Executive’s death during the Employment will be equal to four times the basic salary set out in Clause 3.1 above (as revised from time to time), irrespective of whether or not the Executive is a member of any pension scheme operated by the Employer.
If the Executive is a member of the Scheme for retirement benefits, depending on the Executive’s circumstances at the time of the Executive’s death, there may be a further benefit available of up to four times the basic salary set out in Clause 3.1 above (as revised from time to time). The provision of any such benefit will be as provided for in the terms of the Scheme.
Such Life Cover will be provided under the terms of any arrangement designated by the Employer (and may be through an arrangement other than a registered pension scheme).
4.5Private Medical Cover
    Provided the Executive complies with any eligibility requirements or other conditions from time to time set by the Employer and any supplier appointed by the Employer, the Executive may participate, during the Employment, in the Employer’s private health scheme. Family private health cover is provided subject to and in accordance with such terms from time to time on which any appointed supplier provides cover and on such terms as the Employer may from time to time notify to the Executive. If the supplier refuses for any reason to provide the benefit to the Executive the Employer shall not be liable to provide to the Executive any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit. The private health cover arrangements may be reduced, varied or withdrawn by the Employer at any time and at its sole and absolute discretion and the Executive shall have no legal claim against the Employer as a result.
4.6Health Screening
The Executive will be eligible to receive an annual confidential medical screening by a supplier appointed by the Employer.
4.7Other benefits
The Employer offers other benefits which are offered totally at its discretion and may be varied, including by being withdrawn and not replaced or converted into another form of remuneration, from time to time at the Employer’s discretion.
4.8Training
From time to time throughout the Employment the Executive will be expected to complete training, for example on induction. The Executive will also be required to complete a Mandatory Training course each quarter throughout the Employment with the Employer. All employees must complete the Mandatory Training courses by the deadline provided for.
4.9Directors’ and Officers’ liability insurance
The Employer shall procure that Directors’ and Officers’ liability insurance, providing adequate cover to the Executive and the Executive’s dependants and estate, is in place (without any expense to the Executive) in respect of the Employment and, subject to its terms, provides cover for at least six years following termination of the Employment.
5Expenses
The Employer will refund to the Executive all reasonable expenses properly incurred by the Executive in performing the duties under this Agreement, provided that these are incurred in accordance with the Employer’s policy from time to time. The Employer will require the Executive to produce receipts or other documents as proof for any expenses claimed.
6Sickness Absence and Other Paid Leave
The Employer’s policies in respect of sick pay and sick leave (as amended from time to time) provide details relating to absence due to sickness or injury including information outlining arrangements for occupational sick pay and sickness reporting obligations.
The Executive will be entitled to paid leave (if applicable) in accordance with the minimum statutory requirements from time to time for Maternity, Paternity, Adoption, Shared Parental Leave, and Parental Leave. The Employer may offer enhanced payments, which are non-contractual and subject to variation from time to time at the Employer’s discretion, for any of these types of leave. The relevant entitlements will be set out in the Group’s Family Leave Policies applicable from time to time (or such other policies as these may be replaced by).
The Employer will allow the Executive paid time off in other circumstances, such as ante-natal appointments, public duties, in accordance with legal requirements from time to time.
There may be other circumstances where the Board may grant the Executive paid leave at their discretion, such as compassionate leave, time off for dependents, in accordance with the relevant Group policies from time to time, but there is no contractual right to this leave.

If the Executive is absent due to illness for more than three months, the Employer shall be entitled at any time after that period to appoint an employee to perform the Executive’s duties and to exercise their powers until the Executive is able to resume their duties.
7 Holiday
7.1The Executive shall be entitled during the Employment to 30 working days’ paid holiday in each calendar year plus bank holidays. In calculating any rights relating to holiday or holiday pay, in any calendar year the Executive will be deemed to take paid holiday in the following sequence: (i) the Executive’s entitlement under Regulation 13: (ii) the Executive’s entitlement under Regulation 13A; and (iii) any contractual entitlement which exceeds the entitlements under Regulations 13 and 13A of the Regulations. Holiday may only be taken at such time or times as the Executive’s line manager shall approve. The Executive agrees that the provisions of Regulations 15(1)-(4) inclusive of the Regulations (dates on which leave is taken) do not apply to the Employment.
7.2The Executive’s holiday entitlement shall be pro-rated for the year in which the Employment begins and for the year in which the Employment ends. Any accrued but unused entitlement shall be paid out to the Executive on termination of the Executive’s Employment (subject to Clause 10.5 below) unless the Employment is terminated for gross misconduct or in accordance with Clause 1.7 above or Clause 12.1 below in which case the calculation of any payment in lieu of any outstanding holiday entitlement in excess of the Executive’s statutory holiday entitlement owed by the Employer to the Executive shall be calculated as being £1. Any holiday in excess of their accrued entitlement shall be deducted from any sums owed to the Executive and the Executive hereby gives their consent for such deduction.
8Confidentiality
8.1Without prejudice to the common law duties which the Executive owes to the Employer, the Executive agrees to preserve the confidentiality of any trade secrets and/or confidential information belonging or relating to the Employer or its employees or relating to the Works, in whatever form (written, oral, visual, digital or otherwise), whether of a technical, financial or commercial nature, disclosed to the Executive by or on behalf of the Employer or its employees or otherwise comes under the control of the Executive in the course of the Employment (“Confidential Information”), and agrees not to (except in so far as may be strictly necessary for the proper performance of the duties under this Agreement or with the prior written consent of the Employer), copy, use, discuss with or disclose to any third party any Confidential Information. This provision will not apply to Confidential Information which becomes public other than through unauthorised disclosure by the Executive. The Executive will use best endeavours to prevent the unauthorised copying, use or disclosure of such information by any third party.
8.2In the course of the Employment the Executive is likely to obtain Confidential Information belonging or relating to other Group Companies or other persons than the Employer. The Executive will treat such information as if it falls within the terms of Clause 8.1 above and Clause 8.1 above will apply with any necessary amendments to such information. If requested to do so by the Employer, the Executive will enter into an agreement with other Group Companies or any other persons in the same terms as Clause 8.1 above with any amendments necessary to give effect to this provision.

8.3The Executive agrees not to, either during or after the termination of the Employment (without the written consent of the Employer) make any public announcement, statement or comment (whether to the media or otherwise) concerning:
8.3.1the affairs of the Employer or any other Group Company;
8.3.2the circumstances of the termination of the Employment and any offices with any other Group Company; or
8.3.3anything that may be detrimental to the Employer or any other Group Company, except as required by law or required by any regulatory body.
8.4Nothing in this Agreement will prevent the Executive from making any disclosure:
8.4.1which amounts to a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996 and/or policy on disclosure operated by the Employer from time to time;
8.4.2in order to report an offence to a law enforcement agency or to co-operate with a criminal investigation or prosecution;
8.4.3for the purposes of reporting misconduct, or a serious breach of regulatory requirements to any body responsible for supervising, enforcing or regulating the matters in question including the FCA, the PRA and/or the Equality and Human Rights Commission;
8.4.4authorised by the Board or required in the ordinary and proper course of the Executive’s employment or required by the order of a court of competent jurisdiction or required by an appropriate regulatory authority;
8.4.5of any information which the Executive can demonstrate was known to the Executive prior to the commencement of the Executive’s employment by the Employer or is in the public domain otherwise than as a result of a breach by him/her of this clause or any other duties and obligations owed to the Employer or any Group Company; or
8.4.6as otherwise required by law.
9Intellectual Property Rights
9.1The Executive shall prepare, maintain and promptly disclose to the Employer immediately on creation full written details of all Works made, created or developed, wholly or partially, by the Executive at any time during the course of the Employment (whether or not during working hours or using Group premises or resources). The Executive acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in any Work shall automatically, on creation, vest in the Employer absolutely. To the extent that they do not vest automatically, the Executive hereby assigns (or where immediate assignment is not effective, agrees to assign) to the Employer, with full title guarantee, all the Executive’s Intellectual Property Rights in any Work. Pending assignment, the Executive shall hold the Intellectual Property Rights on trust for the Employer. The Executive agrees to promptly execute all documents and do all acts as may, in the opinion of the Employer, be necessary to give effect to this Clause 9.1.
9.2So far as permitted by applicable laws, the Executive hereby irrevocably waives all moral rights under Chapter IV (Moral Rights) of Part 1 of the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions), which the Executive may have or will have in any Work.

9.3The rights and obligations of the parties under this Clause 9 shall continue after expiry or termination of this Agreement.
10Garden Leave and Suspension
Garden Leave
10.1At any time after notice to terminate the Employment is given by either party the Employer may require the Executive to take a period of absence called garden leave (the “Garden Leave Period”). The Garden Leave Period shall last for such period or periods of the notice period as the Employer shall in its absolute discretion determine. The provisions of Clause 10.2 to Clause 10.8 below apply to any Garden Leave Period.
10.2During the Garden Leave Period, the Executive will not, without prior written consent of the Board, be employed or otherwise engaged in the conduct of any activity, whether or not of a business nature (save where such consent has already been given pursuant to Clause 2.7, in which case such consent will not be withdrawn). The Employer will have no obligation to provide work to the Executive during the Garden Leave Period. Further, the Executive will not, unless requested by the Employer:
10.2.1enter or attend the premises of the Employer or any other Group Company;
10.2.2contact or have any communication with any customer or client of the Employer or any other Group Company in relation to the business of the Employer or any other Group Company (for the avoidance of doubt, the Executive can engage socially with such persons provided that the Executive does not breach any applicable terms of this Agreement);
10.2.3contact or have any communication with any employee, officer, director, agent or consultant of the Employer or any other Group Company in relation to the business of the Employer or any other Group Company save that the Executive may confirm that the Executive is on garden leave and not in a position to communicate if asked a business-related question (for the avoidance of doubt, the Executive can engage socially with such persons provided that the Executive does not breach any applicable terms of this Agreement); or
10.2.4remain or become involved in any aspect of the business of the Employer or any other Group Company except as required by such companies save that the Executive may confirm that the Executive is on garden leave and not in a position to communicate if asked a business-related question.
10.3During the Garden Leave Period, the Executive shall be available to deal with requests for information on reasonable notice from the Employer, be available for meetings (unless the Employer has agreed in writing that the Executive may be unavailable for a period) and to advise on matters relating to work. Without prejudice to the Executive’s handover obligations in the Appendix, on commencement of any Garden Leave Period or at any time during it, the Employer may require the Executive to take such actions as it reasonably requires to effect a handover of the Executive’s duties and responsibilities to any successor(s).
10.4During the Garden Leave Period, the Employer may require the Executive to comply with the provisions of Clause 13 below. The Employer may also require the Executive to resign immediately from any directorship held in the Employer, any other Group Company or any other company where such directorship is held as a consequence or requirement of the Employment, unless the Executive is required by the Employer to perform duties to which any such directorship relates, in which case the Executive may retain such directorships while those duties are ongoing. In the event that the Executive wishes to resign from any directorships of any Group Company, following the completion of any handover responsibilities to the reasonable satisfaction of the Employer, he may seek consent of the Employer for such resignation, which will not be unreasonably withheld.
10.5During the Garden Leave Period, the Executive will be entitled to receive his basic salary and all contractual benefits (including but not limited to cash allowances, pension contributions and non-pensionable cash supplement) in accordance with the terms of this Agreement. Furthermore, the Executive shall not be entitled to any short term incentive in respect of any Garden Leave Period (unless the rules of any applicable plan provide otherwise) or to any new award pursuant to any share incentive Plan during any Garden Leave Period and any entitlements to a short term incentive in respect of any period before commencement of the Garden Leave Period and existing awards will be subject to the rules of the relevant Plan(s) and Remuneration Policy. Any unused holiday accrued at the commencement of the Garden Leave Period and any holiday accrued during any Garden Leave Period will be deemed to be taken by the Executive during the Garden Leave Period. The Executive’s right, if any, to the Fixed Share Award in respect of the Garden Leave Period will be determined in accordance with the Addendum.
10.6The Executive agrees and acknowledges that during any Garden Leave Period the Employer may appoint another person to carry out duties in substitution of the Executive.
10.7At the end of the Garden Leave Period, the Employer may, at its sole and absolute discretion, pay the Executive basic salary alone in lieu of the balance of any period of notice given by the Employer or the Executive (less any deductions the Employer is required by law to make). Any such payment will be made in monthly instalments subject to and in accordance with Clause 12.7 below.
10.8All duties of the Employment (whether express or implied), including, but not limited to, the Executive’s duties of fidelity, good faith and under Clause 2 shall continue throughout the Garden Leave Period. The Executive acknowledges and agrees that being placed on Garden Leave in accordance with the terms of this Agreement will not on its own amount to constructive dismissal from the Employment.
Suspension
10.9Without prejudice to the Executive’s rights to remuneration and other benefits payable or provided under Clauses 3 and 4 above, the Employer shall have the right at any time to require the Executive not to attend at any place of work or otherwise to suspend the Executive from the performance of any duties under this Agreement. During the period of such suspension the Employer may assign the Executive’s duties, titles or powers to another. Further, during such period of suspension the Employer shall be under no obligation to vest in or assign to the Executive any powers or duties or to provide any work to the Executive. For the avoidance of doubt, during any period of suspension the rights of the Employer and duties of the Executive set out in Clauses 10.2 to 10.8 above shall apply.
11Restrictions after Termination of Employment
11.1The Executive is likely to obtain Confidential Information and personal knowledge of and influence over employees, customers and suppliers of the employer and other Group Companies during the course of the Employment. To protect these interests of the Employer and other Group Companies, the Executive agrees with the Employer that the Executive will be bound by the following:

11.1.1throughout the Employment and during the period of 12 months commencing with the Relevant Date the Executive will not (either on their own behalf or with any other person, whether directly or indirectly) be employed in or carry on (or be a director of any company engaged in) any business which is or is about to be in competition with any business of the Employer (or any other Group Company) being carried on by such company at the Relevant Date, provided that at any time during the 12 months prior to the Relevant Date the Executive was concerned or involved with that business to a material extent or had access to Confidential Information in respect of it;
11.1.2throughout the Employment and during the period of 12 months commencing on the Relevant Date, the Executive will not (either on their own behalf or for or with any other person, whether directly or indirectly) entice or try to entice away from the Employer or (as the case may be) any other Group Company any Restricted Employee;
11.1.3throughout the Employment and during the period of 12 months commencing on the Relevant Date, the Executive will not (either on their own behalf or for or with any other person, whether directly or indirectly) employ or engage or try to employ or engage any Restricted Employee;
11.1.4throughout the Employment and during the period of 12 months commencing on the Relevant Date, the Executive will not (either on their own behalf or for or with any other person, whether directly or indirectly) canvass, solicit or attempt to entice away from the Employer or (as the case may be) any other Group Company any business of any Relevant Customer or Prospective Customer in respect of the Relevant Services;
11.1.5throughout the Employment and during the period of 12 months commencing on the Relevant Date, the Executive will not (either on their own behalf or for or with any other person, whether directly or indirectly) deal with any Relevant Customer or Prospective Customer in respect of the Relevant Services; and
11.1.6throughout the Employment and during the period of 12 months commencing on the Relevant Date the Executive will not interfere or endeavour to interfere with the continuance of supplies to the Employer and/or any other Group Company or the terms relating to those supplies by any Relevant Supplier.

11.2Following the Termination Date, the Executive will not hold themselves out as being in any way connected with the businesses of the Employer or of any other Group Company (except to the extent agreed by such a company). Should there be any misrepresentation, intention to deceive in this respect, or any attempt to interfere in this way in the existing business relations between the Employer or any Group Company and its existing customers, the Employer may take proceedings against the Executive to prevent any recurrence and to recover any losses incurred as a result.
11.3The Executive acknowledges that each of the provisions of this Clause 11 shall constitute severable undertakings given for the benefit of the Employer for itself and for the benefit of and as trustee for each of the other Group Companies and that the undertakings may be enforced by the Employer on its own behalf and on behalf of any of the other Group Companies.
11.4The Executive acknowledges that the provisions of this Clause 11 are fair, reasonable and necessary in order to protect the Confidential Information and business connections of the

Employer, and any other Group Company, to which the Executive has access as a result of the Employment.
11.5Each of the obligations in this Clause 11 is an entirely separate and independent restriction on the Executive. If any part is found to be invalid or unenforceable the remainder will remain valid and enforceable.
11.6The Executive acknowledges and agrees to draw the provisions of this Clause 11 to the attention of any third party who may at any time before or after the termination of the Employment offer to employ or engage the Executive in any capacity and for whom or with whom the Executive intends to work during the 12 months following the Termination Date.
12Termination
Summary Dismissal
12.1The Employer may terminate the Employment at any time by written notice to the Executive (and without any requirement of prior notice) if the Executive shall:
12.1.1commit any material breach, or continue (after written warning) to commit any breach, of the obligations under this Agreement;
12.1.2be guilty of a serious breach of the rules, requirements, regulations or codes (as amended or replaced from time to time) of the UK Listing Authority (including the Model Code for transactions in securities by directors of listed companies), the FCA, the PRA or any regulatory authorities relevant to any Group Company or any policy issued by the Employer or any Group Company as amended or replaced from time to time;
12.1.3be guilty of any material misconduct or material neglect in the discharge of the Executive’s duties;
12.1.4have a bankruptcy order made against them or make any arrangement or composition with the Executive’s creditors or have an interim order made against them pursuant to the Insolvency Act 1986 (or any re-enactment or amendment thereof for the time being in force);
12.1.5be convicted of any criminal offence which, in the reasonable opinion of the Employer, affects the Executive’s position as an employee under this Agreement;
12.1.6be guilty of conduct which brings the name or reputation of the Executive or Employer, or any Group Company into disrepute;
12.1.7be or become prohibited by law from becoming or remaining a director;
12.1.8be disqualified or disbarred from membership of, or be found to have committed any serious disciplinary offence by, or be found not to be a fit and proper person by, any professional or regulatory body governing the conduct of the Executive or the business of any the Employer or Group Company;
12.1.9cease to have any required FSMA Approval which the Employer reasonably believes is necessary in order for the Executive to perform the functions and responsibilities set out in the Executive’s Role Profile and Statement of Responsibilities (as amended or replaced from time to time);
12.1.10fail to disclose (whether before or during the Employment) a matter within his knowledge which would have been relevant to the Employer’s assessment of the Executive’s fitness and propriety;

12.1.11fail to be fit and proper to perform any responsibilities or functions assigned to the Executive from time to time (whether pursuant to the Executive’s Role Profile or otherwise) as reasonably determined by the Employer or any relevant Group Company for which the Executive performs such functions in its or their reasonable discretion (including where such failure derives from information provided by way of an update to any regulatory reference previously relied upon by the Employer in assessing the Executive’s fitness and propriety);
12.1.12cease to be eligible to work in the United Kingdom; or
12.1.13if following execution of this Agreement the Employer becomes aware of any matter which, had it occurred prior to the pre-employment vetting being completed in respect of the Executive or been disclosed as part of the pre-employment vetting, would have resulted in the Employer, acting reasonably, concluding it was unable to enter into this Agreement.
12.2Where the Executive has been summarily dismissed, is dismissed pursuant to Clause 1.7 above or where the Executive terminates the Employment in breach of the notice provisions in Clause 1.6.2 above, the calculation of any payment in lieu of any outstanding holiday entitlement in excess of the Executive’s statutory holiday entitlement owed by the Employer to the Executive shall be calculated as being £1.
Absence Dismissal
12.3If the Executive (owing to sickness, injury or otherwise) does not perform the duties under this Agreement for a period of at least 26 weeks (or at least 26 weeks in aggregate in any period of 12 months) the Employer shall be entitled to terminate the Employment by giving to the Executive not less than three months’ notice at any time while the Executive does not perform the duties and the Executive shall have no claim for compensation or otherwise against the Employer by reason of such termination.
Reconstructions or amalgamation
12.4If the Employment of the Executive under this Agreement is terminated by reason of the liquidation of the Employer for the purpose of reconstruction or amalgamation and the Executive is offered employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions materially no less favourable overall than the terms of this Agreement, then the Executive shall have no claim against the Employer in respect of the termination of the Employment (whether or not the notice required by Clause 1.6 above shall have been given).
Payment in lieu of notice
12.5Subject to Clause 12.7 below, where either party gives notice to terminate the Employment, the Employer may, at any time in its absolute discretion, elect to terminate the Employment and this Agreement by paying to the Executive, in lieu of the notice period referred to in Clause 1.6 or any part thereof, an amount equivalent to the basic salary for such period or part period.
12.6For the avoidance of doubt:
12.6.1if the Employer terminates the Executive’s Employment other than in accordance with its rights under this Agreement any entitlement to damages for breach of contract will be assessed on normal common law principles (including the Executive’s obligation to mitigate any losses); and
12.6.2the right of the Employer to make a payment in lieu of notice does not give rise to any right for the Executive to receive such a payment.

12.7The Employer will pay any sums due under Clause 12.5 above in monthly instalments over the period until the date on which notice, if it had been served in accordance with Clause 1.6, would have expired (the “Relevant Period”). The Executive is obliged to seek alternative income over the Relevant Period and to disclose the gross amount of any basic salary to the Employer as evidenced by payslips and/or invoices in a timely manner. The Employer’s monthly instalment payments pursuant to this Clause 12.7 shall then be reduced by the gross amount of any basic salary earned in respect of any part of the Relevant Period.
Redundancy
12.8In case of termination by redundancy, the Executive will be entitled to receive a redundancy payment as laid down by statute at the time.
Legal and Regulatory Proceedings
12.9The Executive agrees, either during or after the termination of the Employment at the request of the Employer, to provide the Employer with such assistance as it may require in the conduct of any threatened or actual legal proceedings or any inquiry or investigation (whether internal or external) in respect of which the Employer or its legal advisers believe he/she may be able to provide assistance including, but not limited to, providing information, meeting with any Group Company and/or regulatory body and/or legal or other professional advisers, attending any legal or other hearing and giving evidence. The Executive’s reasonable out of pocket expenses incurred in providing such assistance will be reimbursed by the Employer.
Regulatory Reference
12.10The Employer (or other members of the Group) may be required to provide references in a form prescribed by our regulators (“Regulatory References”) in respect of the Executive and, in certain circumstances, to update any reference previously given. The Executive will have no right to a copy of any such reference (or update) before it is provided to a prospective employer or other third party.
13Return of Property
13.1The Executive will immediately upon termination of the Employment or upon request during any Garden Leave Period return to the Employer at such place as the Employer may reasonably specify:
13.1.1all documents and other materials (whether originals or copies) made or compiled by or delivered to the Executive during the Employment and concerning any Group Company, including any Confidential Information, and will not retain any copies of such documents or materials; and
13.1.2all other property belonging or relating to any Group Company, in good condition (allowing for fair wear and tear).
13.2If the Executive has used his own device(s) in the course of the Employment, such device(s) must be surrendered to the Employer for removal of any data relating to the Employer on termination, subject to and in accordance with any applicable Group Company Mobile Devices Policy.

14Directorships
14.1The Executive’s office in any Group Company is subject to the Articles of Association of the relevant company (as amended from time to time). If the provisions of this Agreement conflict with the provisions of the Articles of Association, the Articles of Association will prevail.
14.2The Executive must resign from any office held in any Group Company if asked at any time to do so by the Employer and upon termination of the Employment.
14.3The termination of any directorship or other office held by the Executive, other than as a director of the Employer, will not terminate the Executive’s Employment or amount to a breach of terms of this Agreement by the Employer.
14.4During the Employment the Executive will not do anything which could cause the Executive to be disqualified from continuing to act as a director of any Group Company.
14.5The Executive must not resign office as a director of any Group Company, save as set out at Clause 10.4 above, without the agreement of the Employer.
15Disciplinary and Grievance Procedures
All employees of the Employer are covered by the Group’s Disciplinary Policy (as amended from time to time) and the Group’s Grievance & Harassment Policy (as amended from time to time) and the procedures detailed in the colleague guides related to them.
If the Executive wishes to appeal against a disciplinary decision they may apply in writing to the person named in the disciplinary outcome letter in accordance with the Disciplinary Policy and related procedures.
If the Executive has any grievance relating to the Employment they can raise this with the Chairman or another suitable non-executive director of Group if more appropriate.
The process and procedures to be followed are set out in the relevant Group Disciplinary and Grievance & Harassment Policies and in the colleague guides related to them.
16 Collective Agreements
There are no collective agreements affecting the Employment of the Executive.
17Contracts (Rights of Third Parties) Act 1999 and Data Privacy
17.1No person other than the parties to this Agreement or any Group Company shall have any right to enforce any term of this Agreement under The Contracts (Rights of Third Parties) Act 1999.
17.2The Executive acknowledges that the Employer will hold, process and disclose personal data (including special data within the meaning of relevant data legislation) provided by the Executive to the Employer for all purposes relating to the performance of this Agreement including, but not limited to:
17.2.1administering and maintaining personnel records;
17.2.2paying and reviewing salary and other remuneration and benefits;
17.2.3providing and administering benefits (including if relevant, pension, life assurance, permanent health insurance and medical insurance);
17.2.4undertaking performance appraisals and reviews;

17.2.5maintaining sickness and other absence records;
17.2.6taking decisions as to the Executive’s fitness for work;
17.2.7providing references and information to future employers, and if necessary, governmental and quasi-governmental bodies for social security and other purposes, Her Majesty’s Revenue and Customs and the Contributions Agency;
17.2.8providing information to future purchasers of the Employer or of the business in which the Executive works;
17.2.9providing information to regulatory authorities (including but not limited to the PRA and the FCA); and
17.2.10transferring information concerning the Executive to a country or territory outside the EEA.
17.3The Executive confirms that they have read the Group’s Colleague Data Privacy Notice (the “DPN”) enclosed with this Agreement.
17.4The Executive acknowledges that during the Employment the Executive will have access to and process, or authorise the processing of personal data and sensitive personal data relating to employees, customers and other individuals held and controlled by the Employer. The Executive agrees to comply with the Group’s Data Privacy Policy in relation to such data and to abide by the Employer’s data protection policy issued from time to time.
17.5Fraud prevention databases have been established for the purpose of allowing organisations to share data on their employment fraud cases. The Executive acknowledges that the personal information that the Employer has collected from the Executive will be shared with Cifas, a not-for-profit fraud prevention agency of which the Group is a member, who will use it to prevent fraud, other unlawful or dishonest conduct, malpractice, and other seriously improper conduct. If any of these are detected the Executive acknowledges that this could impact on the Executive’s continued employment.
The Executive acknowledges that their personal information will also be used to verify the Executive’s identity.
Further details as to how the Executive’s information will be used by the Employer and Cifas, including the Executive’s data protection rights, can be found on the Chief Security Office InterChange pages. If the Executive requires further information, they can contact InsiderRisk@lloydsbanking.com.
18Other Agreements
18.1This Agreement shall be in substitution for all existing contracts of service or consultancy between the Employer or any Group Company and the Executive, which (without prejudice to any accrued rights) shall be treated as cancelled with effect from the date of this Agreement.
18.2Following satisfaction of the Conditions (as defined in the Offer Letter) in accordance with the Offer Letter, this Agreement, the Deed of Indemnity, the part of the Group Performance Share and Long Term Share Plan sections of the Offer Letter that deal with the Executive’s opportunities under those arrangements for 2021 and the Lost Opportunity and Buy Out Awards sections (but not any other sections) of that letter and any documents referred to herein (except those which are expressly stated to be non-contractual) comprise the whole agreement between the Employer and the Executive relating to the Employment, to the exclusion of all other warranties, representations made in good faith, undertakings and collateral contracts.
19Notices
Any notice under this Agreement shall be in writing and shall either be given personally, be sent by email or be sent by prepaid first class post by the Employer to the Executive at their home address notified to the Employer pursuant to Clause 2.1.11 above or at any other last known UK residential address, or by the Executive to the Employer at its address stated above or its other last known address. Any notice sent by the Employer by post shall be deemed to have been received two business days after the date of posting. Any notice sent by the Employer by email shall be deemed to have been received at the time of transmission.
20Variation
The Employer reserves the right to review and, after consultation with the Executive, revise or amend the provisions of this Agreement at any time in order to reflect the changing needs of the business or to comply with new legislation. Any such changes made will be notified to the Executive either personally in writing or by other form of communication.
Any other amendments to this Agreement shall be effective once recorded in writing and signed by the Executive and by a person other than the Executive authorised on behalf of the Employer.
21Governing Law and Jurisdiction
This Agreement is governed by and will be interpreted in accordance with the laws of England and Wales. Each of the parties submits to the exclusive jurisdiction of the English courts as regards any claim or matter arising under this Agreement.
22Interpretation
General
22.1In this Agreement:
22.1.1where the context permits, references to the singular shall include references to the plural and vice versa;
22.1.2references to a Clause mean a Clause in this Agreement;
22.1.3Clause headings are inserted for convenience only and shall not affect the construction of this Agreement.
Definitions
22.2In this Agreement unless the context otherwise requires:
“Addendum” means the Addendum to this Agreement which sets out the terms on which Fixed Share Awards will be made;
“Board” means board of directors of Lloyds Banking Group plc or any duly authorised committee of the same or any person nominated by the board of directors as its representative for the purposes of any matter concerning this Agreement;
“Commencement Date” has the meaning given in Clause 1.6;
“Confidential Information” has the meaning given in Clause 8.1;

“Employment” has the meaning given in Clause 1.1;
“FCA” means the Financial Conduct Authority or any successor;
“FSMA” means the Financial Services and Markets Act 2000 (as amended from time to time);
“FSMA Approval” means any approval or certification required under FSMA in order to perform the Executive’s role;
“Garden Leave Period” has the meaning given in Clause 10.1;
“Group Company” means any of Lloyds Banking Group plc and its subsidiaries (as such terms are defined in the Companies Act 2006), and “Group” means all of them;
“Intellectual Property Rights” means all intellectual property rights, and interests in or to intellectual property rights, which may subsist in any part of the world, including where such rights are or may be obtained or enhanced by registration, any registrations, applications for registrations and rights to apply for registration of such intellectual property rights;
“Listing Rules” means the listing rules made by the UK Listing Authority;
“Offer Letter” means the letter from the Employer to the Executive offering the Executive the Employment;
“Prospective Customer” means any person, firm or company which has been engaged in negotiations, with which the Executive has been personally involved, with the Employer or any other Group Company with a view to purchasing products or services from the Employer or any other Group Company during the period of six months prior to the Relevant Date;
“PRA” means the Prudential Regulation Authority or any successor;
“Regulations” has the meaning given to it in Clause 2.12;
“Regulatory Handbooks” means the rules and guidance issued by the PRA and the FCA, in each case as issued, amended, updated or replaced from time to time;
“Relevant Customer” means any person, firm or company which at any time during the 12 months prior to the Relevant Date was a customer of the Employer or any other Group Company, with whom or which the Executive dealt other than in a de minimis way or for whom or which the Executive was responsible in a supervisory or managerial capacity on behalf of the Employer or any other Group Company at any time during the said period;
“Relevant Date” means the earlier of (a) Termination Date; (b) the date on which the Executive commences any Garden Leave Period; or (c) in the case of Clause 11.1.1 only, the date on which either party gives written notice to terminate the Employment;
“Relevant Services” means products and services competitive with those supplied by the Employer or any other Group Company at any time during the 12 months prior to the Relevant Date in the supply of which the Executive was involved or concerned other than in a de minimis way at any time during the said period;
“Relevant Supplier” means any person, firm or company which at any time during the 12 months prior to the Relevant Date was a supplier of any goods or services (other than utilities and goods or services supplied for administrative purposes) to the Employer or any Group Company and with whom or which the Executive had personal dealings during the Employment other than in a de minimis way;

“Remuneration Committee” means the remuneration committee of the Board from time to time or any person or committee nominated by the Board as its representative for the purposes of any matter concerning this Agreement or the Executive’s remuneration;
“Remuneration Policy” means such policy for the remuneration and benefits of directors of Lloyds Banking Group plc to be included in the remuneration report of that company in accordance with sections 420 and 421 (2A) of the Companies Act 2006 and Part 4 of Schedule 8 of the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008, as shall from time to time be approved by the shareholders of Lloyds Banking Group plc;
“Restricted Employee” means any person who is, at the Relevant Date, or was at any time during the period of 12 months prior to the Relevant Date, employed or engaged as a consultant in the Group in an executive or senior managerial capacity or who reported directly to the Executive and with whom the Executive has had dealings other than in a de minimis way during the course of the Employment;
“Role Profile” means the document prepared in respect of the Executive’s role from time to time which sets out, inter alia, the Executive’s functions and responsibilities;
“Termination Date” means the date on which the Employment terminates;
“UK Listing Authority” means the FCA in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000; and
“Work(s)” means any idea, method, discovery, invention, technical or commercial information, know-how, computer program, semiconductor chip layout, database, drawing, literary work, product, packaging, design, marketing concept, trade or service mark, logo, domain name and all similar works (whether registerable or not and whether copyright works or not) made, created, or developed by the Executive, either alone or with others, during the term of the Employment (whether in or outside the course of the Executive’s duties), which relates to, or is capable of being used in, the business of the Employer or any Group Company.
Where capitalised terms are used in this Agreement but are not defined in it, they will be given the meaning attributed to those terms or should be interpreted in a manner consistent with any Regulatory Handbooks.

SIGNED by and on behalf of the parties
I have read, understood and agree to abide by the terms of this Agreement.

/s/ Charlie Nunn
SIGNED by the Executive:

SIGNED by
/s/ Robin Budenberg
Robin Budenberg
For and on behalf of the Employer

APPENDIX
REGULATORY DUTIES

In this Appendix, capitalised terms which are not defined have the meanings given to them in, or should be interpreted in a manner consistent with, any rules and guidance issued by the PRA and the FCA from time to time.
SENIOR MANAGERS AND CERTIFICATION REGIME (“SMCR”)
SENIOR MANAGEMENT FUNCTIONS
If, following the Executive’s approval by the PRA and/or FCA pursuant to FSMA, the Executive performs a Senior Management Function for one or more firms in the Group this Appendix will apply. The following documents are referred to in this Appendix:
1.Statement of Responsibilities;
2.Role Profile; and
3.the handover guidelines.
These documents (which are not contractual) outline the Executive’s responsibilities and accountabilities and can be amended from time to time to reflect the requirements of the Executive’s role. This Appendix also refers to the Executive Office Handbook which provides guidance which the Executive should have regard to in discharging such responsibilities. At all times while the Executive is carrying out a Senior Management Function for any relevant firm within the Group the Executive must:
1    remain familiar with the governance structures (including the board) of the firm and ensure that the Executive understands the Executive’s roles and responsibilities in relation to those of other employees carrying out Senior Management Functions;
2    ensure that the Executive’s Statement of Responsibilities and Role Profile are accurate in all material respects and kept up-to-date;
3    be aware that the Executive Office Handbook contains guidance and is updated from time to time and have regard to what it contains in discharging the Executive’s duties and responsibilities;
4    discharge any responsibilities allocated to the Executive from time to time (including any Prescribed Senior Management Responsibilities);
5    ensure that any persons whom the Executive supervises and/or has operational responsibility for, and to whom the Executive delegates responsibilities, undertake those responsibilities and their duties in a manner compliant with all applicable regulatory requirements. As such, the Executive must take all necessary and appropriate steps to ensure the adequate and continued supervision of such persons;
6    inform any firm in respect of which the Executive is carrying out a Senior Management Function as soon as reasonably practicable of any changes in the Executive’s circumstances which might reasonably be considered relevant to the Executive’s fitness and propriety to carry out that function; and
7    comply with the Senior Manager Conduct Rules and the Individual Conduct Rules from time to time which will apply to the Executive, which as at the date of this Agreement are as set out below.

. Individual Conduct Rules
a)You must act with integrity.
b)You must act with due skill, care and diligence.
c)You must be open and co-operative with the FCA, the PRA and other regulators.
d)You must pay due regard to the interests of customers and treat them fairly.
e)You must observe proper standards of market conduct.
Senior Manager Conduct Rules
a)You must take reasonable steps to ensure that the business of the firm for which you are responsible is controlled effectively.
b)You must take reasonable steps to ensure that the business of the firm for which you are responsible complies with the relevant requirements and standards of the regulatory system.
c)You must take reasonable steps to ensure that any delegation of your responsibilities is to an appropriate person and that you oversee the discharge of the delegated responsibility effectively.
d)You must disclose appropriately any information of which the FCA or PRA would reasonably expect notice.
e)ONLY FOR SENIOR MANAGERS AND KEY FUNCTION HOLDERS OF ENTITIES REGULATED BY THE PRA IN RELATION TO INSURANCE BUSINESS: when exercising your responsibilities, you must pay due regard to the interests of current and potential future policyholders in ensuring the provision by the firm of an appropriate degree of protection for their insured benefits.
If the Executive ceases to perform a Senior Management Function (for example, because the Executive’s role changes, the Executive’s employment terminates or the Executive is on garden leave) the Executive must ensure that any person who takes over any such responsibility or function is promptly provided with all information and materials they might reasonably expect to discharge such responsibilities or functions.
The Group has put in place ‘handover guidelines’ which provides guidance on the steps it expects employees carrying out Senior Management Functions to take to ensure compliance with these handover obligations. The Executive may be required to provide a written certificate by way of handover and/or to confirm in writing to the relevant Group Company for which the Executive performs that function that the Executive has complied in all material respects with their handover obligations. If the Executive fails to comply with any such obligation, the handover obligations continue to apply until such time as the Executive has adequately discharged them and the relevant Group Company may take such disciplinary action as it considers appropriate in the circumstances.
Continuation in role is conditional on the Executive:
1    complying with the obligations set out in paragraphs 1 to 7 above;
2    maintaining FSMA Approval to carry out a Senior Management Function; and
3    being fit and proper (as determined by the Employer or any Group Company in respect of which the Executive has FSMA Approval in its or their absolute discretion) to perform any responsibilities and functions assigned to the Executive from time to time (whether pursuant to the Executive’s Role Profile or otherwise).

By entering into this Agreement, the Executive is confirming agreement to the terms of this Appendix.